U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Collins, Robert T.
   Gannett Co., Inc.
   1100 Wilson Boulevard
   Arlington, Virginia  22234
2. Date of Event Requiring Statement (Month/Day/Year)
   February 2, 1998
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Gannett Co., Inc.
   "GCI"
5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, New Jersey Newspaper Group/Newspaper Division
6. If Amendment, Date of Original (Month/Day/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |58,000                |D               |                                               |
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Common Stock                               |600.103               |I               |(1)                                            |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
Stock Options           |12/31/94 |12/31/98 |Common Stock           |7,000    |$18.0625  |D            |                           |
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Stock Options           |12/30/95 |12/30/99 |Common Stock           |8,800    |$22.3750  |D            |                           |
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Stock Options           |12/07/96 |12/07/00 |Common Stock           |9,000    |$25.6875  |D            |                           |
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Stock Options           |12/14/97 |12/14/01 |Common Stock           |4,000    |$27.7500  |D            |                           |
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Stock Options           |12/13/98 |12/13/02 |Common Stock           |4,800    |$23.6250  |D            |                           |
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Stock Options           |12/12/99 |12/12/03 |Common Stock           |6,760    |$32.0000  |D            |                           |
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Stock Options           |12/10/00 |12/10/06 |Common Stock           |7,360    |$37.3750  |D            |                           |
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Stock Options           |12/09/01 |12/09/07 |Common Stock           |14,500   |$59.5000  |D            |                           |
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
Explanation of Responses:
(1) Held by the trustee of the Company's 401(k) Plan, Boston Safe Deposit and Trust Company.
SIGNATURE OF REPORTING PERSON
/s/  Robert T. Collins